Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT
Kristine D. Brenner
Director of Investor Relations
(810) 257-2506
kristine.brenner@citizensbanking.com
Citizens Republic Bancorp Announces Second Quarter 2010 Results
FLINT, MICHIGAN, July 22, 2010 -— Citizens Republic Bancorp, Inc. (“Citizens”, Nasdaq: CRBC) announced today a net loss from continuing operations of $44.5 million for the three months ended June 30, 2010, compared with net losses of $76.0 million for the first quarter of 2010 and $336.9 million for the second quarter of 2009. The second quarter of 2009 included a non-cash and non-tax-deductible goodwill impairment charge of $256.3 million. After incorporating the $5.2 million net income from discontinued operations and the $5.4 million accrued but unpaid dividend to the preferred shareholder, Citizens reported a net loss attributable to common shareholders of $44.7 million for the three months ended June 30, 2010, compared with $90.3 million for the first quarter of 2010 and $352.6 million for the second quarter of 2009. Diluted net loss from continued operations per share was $0.12, compared with $0.21 for the first quarter of 2010 and $2.73 for the second quarter of 2009. The diluted net loss per share was based on average shares outstanding of 393.8 million for the quarters ended June 30, 2010 and March 31, 2010, and 125.5 million for the quarter ended June 30, 2009. For the six months ended June 30, 2010, Citizens recorded a net loss from continuing operations of $120.5 million compared with a net loss from continuing operations of $382.5 million for the same period of 2009.
“We are pleased to report better financial results, another quarter of solid pre-tax pre-provision profit, improved credit metrics across the board, and much stronger capital ratios. Our results reflect the conservative, disciplined approach we’ve maintained in managing through this cycle,” commented Cathleen H. Nash, president and chief executive officer. “As we announced back in February, we have been expecting to receive a written agreement from our regulators. Today we received a draft of the written agreement and we do not anticipate that compliance with the terms will have an adverse impact on our operations,” said Ms. Nash.
Discontinued Operations
As a result of the sale of Citizens’ wholly-owned subsidiary, F&M Bank-Iowa (“F&M”) during the second quarter of 2010, the financial condition and operating results for this subsidiary have been segregated from the financial condition and operating results of Citizens’ continuing operations throughout this release and, as such, are presented as a discontinued operation. While all prior periods have been revised retrospectively to align with this treatment, these changes do not affect Citizens’ reported consolidated financial condition or net income for any of the prior periods.
Key Points in the Quarter:
•	Net interest margin for the second quarter of 2010 was 3.35% compared with 3.14% for the first quarter of 2010.

•	The pre-tax pre-provision profit for the second quarter of 2010 totaled $34.5 million, compared with $34.7 million for the first quarter of 2010.

•	Citizens held short-term (liquid) assets at June 30, 2010 of $621.1 million, a decrease of $139.7 million or 18.4% from March 31, 2010. Citizens’ parent company cash totaled $158.6 million at June 30, 2010, compared with $109.8 million at March 31, 2010.

•	All of Citizens’ regulatory capital ratios continue to exceed the “well-capitalized” designation. As of June 30, 2010, Citizens’ estimated capital ratios were as follows:
•	Tier 1 capital – 12.74%

•	Total capital – 14.12%

•	Tier 1 leverage – 8.68%

•	Tier 1 common equity – 8.07%

•	Tangible equity to tangible assets – 8.45%

•	Tangible common equity to tangible assets – 5.83%
•	Total delinquent loans at June 30, 2010 were $111.7 million, or 1.57% of total loans, a decrease of $31.4 million or 21.9% from March 31, 2010. Total watchlist loans decreased for the third consecutive quarter to $1.3 billion at June 30, 2010, an improvement of $34.7 million or 2.5% over March 31, 2010. Total nonperforming assets at June 30, 2010 were $472.6 million, a decrease of $83.6 million or 15.0% from March 31, 2010.

•	During the second quarter of 2010, Citizens completed a bulk sale of nonperforming residential mortgage loans held for sale and residential other real estate (“ORE”) with a book value of $36.6 million. As a result, Citizens recorded a $5.8 million loss from additional fair-value adjustments on these assets during the second quarter of 2010.

•	The allowance for loan losses at June 30, 2010 totaled $321.8 million or 4.51% of portfolio loans, compared with $322.4 million or 4.33% at March 31, 2010. The provision for loan losses for the second quarter of 2010 was $70.6 million, compared with $101.4 million for the first quarter of 2010. Net charge-offs for the second quarter of 2010 totaled $71.2 million, compared with $117.9 million for the first quarter of 2010.

•	Citizens recorded an $8.1 million net gain on the sale of $249.9 million in available for sale investment securities designated during the second quarter of 2010.

•	On July 19, 2010, Citizens received a non-compliance notice from The Nasdaq Stock Market because the minimum bid price of Citizens’ common stock has been below $1.00 per share for 30 consecutive business days.
Balance Sheet
Total assets at June 30, 2010 were $10.8 billion, a decrease of $818.0 million or 7.0% from March 31, 2010 and a decrease of $1.5 billion or 11.8% from June 30, 2009. The declines were primarily due to the sale of F&M during the second quarter of 2010 and reductions in total portfolio loans due to lower customer demand.
Money market investments at June 30, 2010 totaled $621.1 million, a decrease of $139.7 million or 18.4% from March 31, 2010 and an increase of $76.5 million or 14.0% over June 30, 2009. The decrease from March 31, 2010 was primarily the result of using the funds to payoff maturing wholesale funding. The increase over June 30, 2009 was primarily the result of holding excess short-term funds with the Federal Reserve as a result of continued strong deposits, coupled with a lower demand for loans from credit-worthy clients.
Investment securities at June 30, 2010 totaled $2.2 billion, essentially unchanged from March 31, 2010 and an increase of $42.1 million or 2.0% over June 30, 2009. As part of its capital strategy, Citizens sold $249.9 million of adjustable rate mortgage-backed securities and private label collateralized mortgage obligation (“CMO”) bonds, using the proceeds to purchase GNMA securities. The sales resulted in an $8.1 million net gain and strengthened Citizens’ capital position by improving the risk profile of the investment portfolio.
The following table displays total portfolio loans at quarter end for each of the last five quarters. The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the table. Land hold loans are secured by undeveloped land which has been acquired for future development. Land development loans are secured by land undergoing infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner.

Loan Portfolios	June 30,	March 31,	December 31,	September 30,	June 30,
(in millions)	2010	2010	2009	2009	2009

Land hold	$37.8	$39.3	$35.9	$52.0	$54.9
Land development	84.3	101.0	103.6	124.5	117.8
Construction	156.3	164.4	177.9	214.8	229.5
Income producing	1,481.7	1,532.1	1,514.0	1,504.1	1,530.8
Owner-occupied	886.1	931.5	980.1	986.4	972.8

Total commercial real estate	2,646.2	2,768.3	2,811.5	2,881.8	2,905.8
Commercial and industrial	1,686.8	1,824.8	1,921.8	2,047.2	2,145.5

Total commercial loans	4,333.0	4,593.1	4,733.3	4,929.0	5,051.3

Residential mortgage	858.9	877.2	1,025.2	1,073.3	1,132.2
Direct consumer	1,132.2	1,174.7	1,224.2	1,269.2	1,310.3
Indirect consumer	814.0	794.2	805.2	825.3	808.3

Total consumer loans	2,805.1	2,846.1	3,054.6	3,167.8	3,250.8

Total loans	$7,138.1	$7,439.2	$7,787.9	$8,096.8	$8,302.1

The decreases in total commercial loans were primarily the result of lower customer demand from credit-worthy clients, paydowns as a result of normal client activity, and charge-offs. Also contributing to the decrease from June 30, 2009 was the transfer of nonperforming land hold, land development, and construction loans to loans held for sale during the fourth quarter of 2009. The declines in residential mortgage loans were primarily the result of transferring nonperforming residential mortgage loans to loans held for sale at the end of the first quarter of 2010, paydowns from normal client activity, and charge-offs. More than 90% of new mortgage originations are sold into the secondary market, resulting in minimal new loans being retained in the residential mortgage portfolio. The decreases in direct consumer loans, which are primarily home equity loans, were due to lower consumer demand. Indirect consumer loans, which are primarily marine and recreational vehicle loans, fluctuate throughout the year due to seasonal demand. After taking this fluctuation into account, the indirect consumer loan portfolio is essentially unchanged from March 31, 2010 and June 30, 2009.
Loans held for sale at June 30, 2010 were $57.2 million, a decrease of $50.5 million or 46.9% from March 31, 2010 and a decrease of $19.8 million or 25.7% from June 30, 2009. The decrease from March 31, 2010 was primarily the result of the aforementioned bulk loan sale of nonperforming residential mortgage loans, which were transferred to loans held for sale at the end of the first quarter of 2010 in anticipation of this sale. The variance from both prior periods also reflects declines due to customer paydowns, workout activities, writedowns to reflect further fair-value declines for the underlying collateral, and transfers to ORE.
Total deposits at June 30, 2010 were $8.2 billion, a decrease of $258.9 million or 3.1% from March 31, 2010 and a decrease of $304.2 million or 3.6% from June 30, 2009. Core deposits, which exclude all time deposits, totaled $4.8 billion at June 30, 2010, essentially unchanged from March 31, 2010 and an increase of $109.8 million or 2.3% over June 30, 2009. The increase over June 30, 2009 was primarily the result of clients holding higher balances in transaction accounts and retail customers shifting balances from time deposits to core deposits throughout 2009. Time deposits totaled $3.4 billion at June 30, 2010, a decrease of $225.0 million or 6.2% from March 31, 2010 and a decrease of $414.0 million or 10.8% from June 30, 2009. The decrease from March 31, 2010 was primarily the result of a planned reduction in brokered time deposits. The decrease from June 30, 2009 was primarily the result of the shift in funding mix.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, totaled $1.2 billion at June 30, 2010, a decrease of $128.9 million or 9.4% from March 31, 2010 and a decrease of $743.8 million or 37.5% from June 30, 2009. The decreases were primarily the result of a scheduled reduction in securitized funding. Additionally, the decrease from June 30, 2009 incorporated the result of exchanging $209.1 million in long-term debt for Citizens’ common stock in the third quarter of 2009.
Capital Adequacy and Liquidity
Shareholders’ equity at June 30, 2010 totaled $1.2 billion, a decrease of $26.7 million or 2.1% from March 31, 2010 and essentially unchanged from June 30, 2009. The decrease was primarily the result of net losses incurred. The lack of variance from June 30, 2009 was a result of the effect of common equity generated in the third quarter of 2009 through the issuance of common stock for debt offsetting the effect of net losses incurred.
Citizens continues to maintain a strong capital position, and its regulatory capital ratios are above “well-capitalized” standards, as evidenced by the following key capital ratios.

	Regulatory				Excess
	Minimum for				Capital over
	“Well-	June 30,	March 31,	December 31,	Minimum
	Capitalized”	2010	2010	2009	(in millions)

Tier 1 capital ratio	6.00%	12.74%	12.12%	12.52%	$502.8
Total capital ratio	10.00	14.12	13.49	13.93	307.4
Tier 1 leverage ratio	5.00	8.68	8.47	9.21	403.2
Tier 1 common equity ratio (non-GAAP)		8.07	7.82	8.47
Tangible equity to tangible assets (non-GAAP)		8.45	7.96	8.51
Tangible common equity to tangible assets (non-GAAP)		5.83	5.54	6.16
Citizens maintains a strong liquidity position due to its on-balance sheet liquidity sources and very stable funding base comprised of approximately 76% deposits, 11% long-term debt, 11% equity, and 2% short-term liabilities. Citizens’ loan-to-deposit ratio, another measure of liquidity, continues to improve with levels of 86.8%, 87.7%, and 97.4% at June 30, 2010, March 31, 2010, and June 30, 2009, respectively. Citizens also has access to high levels of untapped liquidity through collateral-based borrowing capacity provided by portions of both the loan and investment securities portfolios. Also, securities available-for-sale and money market investments can be sold for cash to provide additional liquidity, if necessary. Citizens’ parent company cash totaled $158.6 million at June 30, 2010 as compared with $109.8 million at December 31, 2009. The increase was primarily the result of receiving $50.0 million in cash as a result of completing the sale of F&M during the second quarter of 2010.
Net Interest Margin and Net Interest Income
Net interest margin was 3.35% for the second quarter of 2010 compared with 3.14% for the first quarter of 2010 and 2.75% for the second quarter of 2009. For the six months ended June 30, 2010, net interest margin was 3.24%, compared with 2.75% for the same period of 2009. The increase in net interest margin over the first quarter of 2010 was primarily the result of declining deposit costs as well as reductions in high-cost funding and low-yielding assets, partially offset by a reduction in the total investment portfolio yield. The increases in net interest margin over both 2009 time periods were primarily the result of expanding commercial and consumer loan spreads, declining deposit costs, and lower interest expense on long-term debt due to the debt exchange in the third quarter of 2009. The increases were partially offset by the effect of replacing the declining loan balances with lower-yielding investment securities and money market investments.
Net interest income was $84.6 million for the second quarter of 2010, an increase of $3.4 million or 4.2% over the first quarter of 2010, and an increase of $10.5 million or 14.2% over the second quarter of 2009. For the six months ended June 30, 2010, net interest income was $165.8 million, compared with $149.5 million for the same period of 2009. The increases were primarily the result of the higher net interest margin, partially offset by decreases in average earning assets. The decreases in average earning assets were primarily due to lower loan demand in the current Midwest economic environment, partially offset by increases in investment securities and money market investments.
Credit Quality
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to identify and mitigate any potential credit quality issues and losses in a proactive manner. Citizens performs quarterly reviews of the non-watch commercial credit portfolio focusing on industry segments and asset classes that have or may be expected to experience stress due to economic conditions. This process seeks to validate each such credit’s risk rating, underwriting structure and exposure management under current and stressed economic scenarios while strengthening these relationships and improving communication with these clients.
The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
•	Delinquency Rates by Loan Portfolio – Loans where the contractual payment is 30 to 89 days past due and interest is still accruing. While these loans are actively worked to bring them current, past due loan trends may be a leading indicator of potential future nonperforming loans and charge-offs.

•	Commercial Watchlist – Commercial loans that, while still accruing interest, we believe may be at risk due to general economic conditions or changes in a borrower’s financial status and therefore require increased oversight. Watchlist loans that are in nonperforming status are included in the nonperforming assets table below.

•	Nonperforming Assets – Loans that are in nonaccrual status, loans past due 90 days or more on which interest is still accruing, restructured loans, nonperforming loans that are held for sale, and other repossessed assets acquired. The commercial loans included in this table are reviewed as part of the watchlist process in addition to the loans displayed in the commercial watchlist table below.

•	Net Charge-Offs – The portion of loans that have been charged-off during each quarter.

Delinquency Rates By Loan Portfolio	June 30, 2010		March 31, 2010		December 31, 2009		September 30, 2009		June 30, 2009
30 to 89 days past due		% of		% of		% of		% of		% of
(in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land hold	$1.3	3.34%	$0.6	1.64%	$0.6	1.56%	$1.4	2.61%	$3.5	6.38%
Land development	2.0	2.43	3.0	3.00	4.7	4.56	12.0	9.67	1.3	1.10
Construction	6.4	4.07	0.9	0.55	1.7	0.95	12.1	5.64	1.7	0.74
Income producing	22.9	1.55	51.7	3.37	40.8	2.70	44.9	2.98	50.0	3.27
Owner-occupied	16.4	1.85	13.6	1.46	25.0	2.55	24.4	2.47	15.6	1.60

Total commercial real estate	49.0	1.85	69.8	2.52	72.8	2.59	94.8	3.29	72.1	2.48
Commercial and industrial	10.3	0.61	15.1	0.83	16.9	0.88	20.2	0.98	34.0	1.58

Total commercial loans	59.3	1.37	84.9	1.85	89.7	1.90	115.0	2.33	106.1	2.10

Residential mortgage	20.8	2.42	21.5	2.45	22.0	2.14	30.0	2.80	27.7	2.45
Direct consumer	20.2	1.79	21.9	1.86	26.5	2.16	24.1	1.90	22.8	1.74
Indirect consumer	11.4	1.40	14.8	1.86	16.3	2.02	16.3	1.98	14.6	1.81

Total consumer loans	52.4	1.87	58.2	2.05	64.8	2.12	70.4	2.22	65.1	2.00
Total delinquent loans	$111.7	1.57	$143.1	1.92	$154.5	1.98	$185.4	2.29	$171.2	2.06

The decreases in total delinquencies were primarily the result of continued emphasis on proactively managing delinquent commercial loans.
As part of its overall credit underwriting and review process and loss mitigation strategy, Citizens carefully monitors commercial and commercial real estate credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions decline. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and include loans that are accruing or nonperforming (included in the other tables in this section). Citizens utilizes the watchlist process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Once a loan is placed on the watchlist, it is reviewed quarterly by the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers to assess cash flows, collateral valuations, guarantor liquidity, and other pertinent trends. During these meetings, action plans are implemented or reviewed to address emerging problem loans or to remove loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ special loans or small business workout groups and are subjected to more intensive monitoring and workout activity.

Commercial Watchlist	June 30, 2010		March 31, 2010		December 31, 2009		September 30, 2009		June 30, 2009
Accruing loans only		% of		% of		% of		% of		% of
(in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land hold	$27.8	73.58%	$29.0	73.73%	$24.8	68.99%	$29.0	55.76%	$18.1	32.97%
Land development	40.5	47.97	50.4	49.95	86.7	83.66	92.1	73.92	82.0	69.64
Construction	52.5	33.61	54.4	33.07	63.5	35.68	90.4	42.10	90.3	39.35
Income producing	553.9	37.38	523.5	34.17	521.4	34.44	519.3	34.52	458.6	29.96
Owner-occupied	224.1	25.29	237.0	25.44	247.2	25.22	277.2	28.10	274.4	28.21

Total commercial real estate	898.8	33.96	894.3	32.31	943.6	33.56	1,008.0	34.98	923.4	31.78
Commercial and industrial	445.5	26.41	484.7	26.56	473.0	24.61	508.0	24.81	530.3	24.72

Total watchlist loans	$1,344.3	31.02	$1,379.0	30.02	$1,416.6	29.93	$1,516.0	30.76	$1,453.7	28.78

The decreases in accruing watchlist loans were primarily the result of proactive credit management actions that downgraded certain commercial real estate loans to nonperforming status and fewer new watchlist loans. The increase in income producing watchlist loans over March 31, 2010 was primarily the result of two relationships totaling $26.2 million.

	June 30, 2010		March 31, 2010		December 31, 2009		September 30, 2009		June 30, 2009
Nonperforming Assets		% of		% of		% of		% of		% of
(in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land hold	$5.2	13.76%	$4.9	12.49%	$4.8	13.42%	$13.3	25.56%	$13.1	23.86%
Land development	22.3	26.48	27.1	26.86	1.0	0.92	13.7	10.96	15.1	12.82
Construction	25.0	15.99	35.2	21.39	25.2	14.19	33.7	15.70	36.0	15.69
Income producing	148.4	10.02	144.0	9.40	121.5	8.02	126.7	8.42	139.4	9.11
Owner-occupied	59.5	6.71	89.0	9.56	83.4	8.51	70.1	7.11	71.3	7.33

Total commercial real estate	260.4	9.84	300.2	10.85	235.9	8.39	257.5	8.94	274.9	9.46
Commercial and industrial	67.0	3.97	69.7	3.82	84.0	4.37	111.5	5.44	91.8	4.28

Total nonaccruing commercial loans	327.4	7.56	369.9	8.05	319.9	6.76	369.0	7.49	366.7	7.26

Residential mortgage	31.0	3.61	17.6	2.01	125.1	12.20	106.0	9.88	102.7	9.07
Direct consumer	18.7	1.65	16.5	1.41	21.3	1.74	21.4	1.68	20.2	1.54
Indirect consumer	1.5	0.18	2.4	0.30	2.6	0.33	2.6	0.31	1.4	0.17

Total nonaccruing consumer loans	51.2	1.82	36.5	1.28	149.0	4.88	130.0	4.10	124.3	3.82
Total nonaccruing loans	378.6	5.30	406.4	5.46	468.9	6.02	499.0	6.16	491.0	5.91
Loans 90+ days still accruing	1.5	0.02	2.4	0.03	3.0	0.04	0.6	0.01	0.8	0.01
Restructured loans and still accruing	4.6	0.06	4.8	0.06	2.6	0.03	1.1	0.01	2.5	0.03

Total nonperforming portfolio loans	384.7	5.39	413.6	5.56	474.5	6.09	500.7	6.18	494.3	5.95
Nonperforming held for sale	44.0		95.3		65.2		44.4		54.2
Other repossessed assets acquired	43.9		47.3		54.4		61.9		54.6

Total nonperforming assets	$472.6		$556.2		$594.1		$607.0		$603.1

Commercial inflows	$75.9		$124.8		$101.0		$94.1		$133.4
Commercial outflows	(118.6)		(74.8)		(150.1)		(92.3)		(85.9)

Net change	$(42.7)		$50.0		$(49.1)		$1.8		$47.5

The decrease in nonperforming assets from March 31, 2010 was primarily the result of the aforementioned bulk loan sale of certain residential mortgage assets during the second quarter of 2010 with a book value of $36.6 million, partially offset by an increase in nonperforming residential mortgage loans primarily due to an accelerated migration of loans to nonperforming status. The increase in nonperforming residential mortgage loans was primarily the result of the trailing effects of the economic slowdown on borrowers’ cash flow. The decrease in nonperforming assets from June 30, 2009 was primarily the result of the aforementioned bulk loan sale as well as a general decline in most asset categories as Citizens continued to proactively manage these assets.
The nonperforming commercial loan inflows for the second quarter of 2010 included $6.0 million of loans proactively moved to nonperforming status by the respective relationship officer prior to the loans becoming 90 days past due compared with $43.1 million proactively moved during the first quarter of 2010. The second quarter 2010 outflows included $16.1 million in loans that returned to accruing status, $35.9 million in loan payoffs and paydowns, $62.9 million in charged-off loans, and $3.7 million transferred to other repossessed assets acquired.

	Three Months Ended
Net Charge-Offs	June 30, 2010		March 31, 2010		December 31, 2009		September 30, 2009		June 30, 2009
		% of		% of		% of		% of		% of
(in millions)	$	Portfolio*	$	Portfolio*	$	Portfolio*	$	Portfolio*	$	Portfolio*

Land hold	$0.4	3.72%	$—	—%	$5.6	62.32%	$0.5	3.98%	$0.6	4.38%
Land development	9.8	46.68	0.1	0.49	9.7	36.97	1.4	4.33	2.4	8.17
Construction	8.7	22.23	—	—	9.5	21.21	0.9	1.62	5.8	10.14
Income producing	12.6	3.41	7.6	2.01	13.2	3.45	24.5	6.47	12.6	3.30
Owner-occupied	18.9	8.57	6.9	3.01	2.5	1.01	4.6	1.85	7.4	3.03

Total commercial real estate	50.4	7.63	14.6	2.13	40.5	5.71	31.9	4.39	28.8	3.97
Commercial and industrial	11.4	2.71	12.9	2.86	22.4	4.63	20.1	3.90	6.8	1.27

Total commercial loans	61.8	5.72	27.5	2.43	62.9	5.27	52.0	4.19	35.6	2.82

Residential mortgage	0.6	0.29	80.1	37.05	6.0	2.33	10.0	3.68	2.2	0.78
Direct consumer	5.5	1.96	7.1	2.44	6.1	1.97	6.1	1.92	6.4	1.95
Indirect consumer	3.3	1.61	3.2	1.63	6.3	3.10	3.2	1.55	4.4	2.18

Total consumer loans	9.4	1.35	90.4	12.88	18.4	2.39	19.3	2.42	13.0	1.60
Total net charge-offs	$71.2	3.90	$117.9	6.25	$81.3	4.05	$71.3	3.46	$48.6	2.30

*	Represents an annualized rate.
The decrease in net charge-offs from the first quarter of 2010 was primarily the result of the charge-offs related to the transfer of certain nonperforming residential mortgage loans to loans held for sale during the first quarter of 2010, partially offset by an increase in net charge-offs on commercial real estate loans. The increase in net charge-offs over the second quarter of 2009 was primarily the result of higher net charge-offs on commercial real estate loans. The increases in net charge-offs on commercial real estate loans were primarily the result of charging off four loans totaling $26.6 million during the second quarter of 2010.
The allowance for loan losses was $321.8 million or 4.51% of portfolio loans at June 30, 2010, compared with $322.4 million or 4.33% at March 31, 2010 and $330.2 million or 3.98% at June 30, 2009. The decrease from June 30, 2009 was primarily the result of the effects of the reduction in residential mortgage loans due to the aforementioned bulk loan sale and lower reserves identified for specific commercial and industrial loans, partially offset by an increase in the loss migration rates and extended duration for commercial real estate, residential mortgage and consumer loans. This migration, and Citizens’ evaluation of the underlying collateral fair-values supporting these loans, increased the allowance for loan losses due to the higher likelihood of the inherent losses that existed at June 30, 2010. Based on current conditions and expectations, Citizens believes that the allowance for loan losses is adequate to address the estimated loan losses inherent in the existing loan portfolio at June 30, 2010.
After determining what Citizens believes is an adequate allowance for loan losses based on the risk in the portfolio, the provision for loan losses is calculated as a result of the net effect of the quarterly change in the allowance for loan losses and the quarterly net charge-offs. The provision for loan losses was $70.6 million in the second quarter of 2010, compared with $101.4 million in the first quarter of 2010 and $98.9 million in the second quarter of 2009. The decrease from the first quarter of 2010 was primarily due to higher charge-offs on residential mortgage loans due to the aforementioned transfer to loans held for sale during the first quarter of 2010. The decrease from the second quarter of 2009 was primarily due to the stabilizing trend in credit metrics at June 30, 2010.
Noninterest Income
Noninterest income for the second quarter of 2010 was $22.3 million, essentially unchanged from the first quarter of 2010 and an increase of $2.4 million or 12.0% over the second quarter of 2009. Noninterest income for the six months ended June 30, 2010 totaled $44.7 million, an increase of $6.5 million or 17.1% over the same period of 2009.
The increase in noninterest income over the second quarter of 2009 was primarily due to the higher gain on investment securities ($8.0 million), partially offset by higher losses on loans held for sale ($4.1 million) and lower mortgage and other loan income ($1.4 million). The increase in losses on loans held for sale was primarily the result of additional writedowns to reflect fair-value declines for the underlying collateral. The decrease in mortgage and other loan income was primarily the result of lower residential mortgage origination volume.

The increase in noninterest income over the six-month period of 2009 was primarily due to the higher gain on investment securities ($14.1 million), partially offset by higher losses on loans held for sale ($5.6 million) and lower mortgage and other loan income ($1.9 million) due to the aforementioned factors.
Noninterest Expense
Noninterest expense for the second quarter of 2010 was $77.0 million, essentially unchanged from the first quarter of 2010 and a decrease of $266.2 million from the second quarter of 2009. The second quarter of 2009 included the aforementioned $256.3 million goodwill impairment charge. Noninterest expense for the six months ended June 30, 2010 totaled $155.1 million, a decrease of $267.2 million from the same period of 2009.
The decrease in noninterest expense from the second quarter of 2009 was primarily the result of the aforementioned goodwill impairment charge ($256.3 million), lower salaries and employee benefits ($3.6 million), lower other expense ($3.1 million), lower other loan expense ($2.2 million), and a net decline in most other noninterest expense categories. The decline in salaries and employee benefits was primarily due to lower staffing levels and suspending employer contributions to the 401(k) plan in 2009. The decrease in other expense was primarily the result of a special industry-wide FDIC premium assessment recorded in the second quarter of 2009. The decrease in other loan expense was primarily the result of lower origination volume and foreclosure-related expenses. The net decline in all other noninterest expense categories was primarily the result of various expense management initiatives implemented throughout the company.
Citizens had 2,050 full-time equivalent employees at June 30, 2010 compared with 2,042 at March 31, 2010 and 2,081 at June 30, 2009.
The decrease in noninterest expense from the six-month period of 2009 was primarily the result of the aforementioned goodwill impairment charge ($256.3 million), lower salaries and employee benefits ($6.6 million), and a net decline in most other noninterest expense categories due to the aforementioned factors.
Discontinued Operations
The income from discontinued operations of $5.2 million for the second quarter of 2010 was primarily the result of recognizing the unrealized gains associated with the F&M investment portfolio as of the transaction sale date. The loss from discontinued operations of $10.5 million for the second quarter of 2009 was primarily the result of the aforementioned goodwill impairment charge in that quarter.
Income Tax Provision (Benefit)
The income tax provision for the second quarter of 2010 was $3.7 million, compared with a provision of $0.1 million for the first quarter of 2010 and a benefit of $11.3 million for the second quarter of 2009. The variances were primarily the result of alternative minimum tax calculations.
Pre-Tax Pre-Provision Profit (non-GAAP)
The following table displays pre-tax pre-provision profit for each of the last five quarters.

Pre-Tax Pre-Provision Profit(non-GAAP)	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands)	2010	2010	2009	2009	2009

Loss from continuing operations	$(44,456)	$(76,023)	$(65,883)	$(57,403)	$(336,916)
Income tax (benefit) from continuing operations	3,700	147	(3,307)	(11,747)	(11,326)
Provision for loan losses	70,614	101,355	84,007	77,393	98,935
Goodwill impairment	—	—	—	—	256,272
Net loss on debt extinguishment	—	—	—	15,929	—
Investment securities gains	(8,051)	(6,016)	—	—	(5)
FDIC special assessment	—	—	—	—	5,351
Fair-value adjustment on loans held for sale	8,405	7,702	8,724	860	4,350
Fair-value adjustment on ORE	3,778	6,763	8,089	3,925	3,308
Fair-value adjustment on bank owned life insurance	280	(83)	(19)	(360)	—
Fair-value adjustment on swaps	279	836	1,449	1,018	583

Pre-Tax Pre-Provision Profit (non-GAAP)	$34,549	$34,681	$33,060	$29,615	$20,552

The increase over the second quarter of 2009 was primarily the result of higher net interest income (due to the increase in net interest margin) and lower noninterest expense (due to various expense management initiatives implemented throughout the company during 2009).
Other Developments
Citizens Receives Written Supervisory Agreement from Banking Regulators
As previously reported, Citizens and Citizens Bank have been expecting to enter into a written supervisory agreement with the Federal Reserve Bank of Chicago and the Michigan Office of Financial and Insurance Regulation as a follow up to recently concluded examinations of the Bank. A draft of the agreement was submitted by the regulators to the boards of Citizens and the Bank at their meetings on July 22, 2010, approved by the boards of Citizens and the Bank and executed by Citizens and the Bank. Citizens expects the FRBC and OFIR to execute the agreement by early August 2010. A summary of the agreement is included in Citizens’ Current Report on Form 8-K being filed today with the Securities and Exchange Commission.
Citizens Receives Nasdaq Notice of Minimum Bid Price Non-Compliance
On July 19, 2010, Citizens received a notice from The Nasdaq Stock Market stating that the minimum bid price of Citizens’ common stock was below $1.00 per share for 30 consecutive business days and that Citizens was therefore not in compliance with Nasdaq Marketplace Rule 5450(a)(1). The notification letter does not affect the listing of Citizens’ common stock on The Nasdaq Capital Market at this time and it will continue to trade under the symbol CRBC.
The notification letter states that Citizens will be afforded 180 calendar days, or until January 18, 2011, to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of Citizens’ common stock must meet or exceed $1.00 per share for at least ten consecutive business days. If Citizens does not regain compliance by January 18, 2011, Nasdaq will provide a written notification that Citizens’ common stock will be delisted. However, Citizens shall be eligible for an additional 180 calendar day grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market.
Citizens intends to actively monitor the bid price for its common stock and will consider available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement.
Conference Call
Citizens’ senior management will review the quarter’s results in a conference call at 10:00 a.m. ET on Friday, July 23, 2010. A live audio webcast is available on Citizens’ investor relations page at www.citizensbanking.com or by calling (800) 862-9098 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until July 30, 2010. To listen to the replay, please dial (800) 283-4799.

Use of Non-GAAP Financial Measures
In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this release includes non-GAAP financial measures such as tangible equity to tangible assets ratio, tangible common equity to tangible assets ratio, Tier 1 common equity ratio, pre-tax pre-provision profit, net interest margin, and the efficiency ratio. Citizens believes these non-GAAP financial measures provide additional information that is useful to investors in understanding the underlying performance of Citizens, its business, and performance trends and such measures help facilitate additional performance comparisons with others in the banking industry. Non-GAAP financial measures have inherent limitations. Such measures are not uniformly applied by Citizens or calculated by other companies in the same manner and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. To mitigate these limitations, Citizens has procedures in place to ensure that these measures are calculated appropriately and to ensure that Citizens’ performance is properly reflected to facilitate consistent period-to-period comparisons. Although Citizens believes the above non-GAAP financial measures disclosed in this release enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
Tangible Equity, Tangible Common Equity and Tier 1 Common Equity Ratios
Citizens believes the exclusion of goodwill and other intangible assets to create “average tangible assets” and “average tangible equity” facilitates the comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures. The tangible common equity ratio and Tier 1 common equity ratio have become a focus of some investors and management believes that these ratios may assist investors in analyzing Citizens’ capital position absent the effects of intangible assets and preferred stock. Because tangible common equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures. Because analysts and banking regulators may assess Citizens’ capital adequacy using tangible common equity and Tier 1 common equity, Citizens believes that it is useful to provide investors the ability to assess its capital adequacy on the same bases. Tier 1 common equity is often expressed as a percentage of net risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weight assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (net risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity as shown in the Non-GAAP Reconciliation Table later in this release. The amounts disclosed as net risk-weighted assets are calculated consistent with banking regulatory requirements.
Pre-tax Pre-Provision Profit (“PTPP”)
Pre-tax pre-provision profit, as defined by management, represents total revenue excluding any securities gains/losses, and fair-value adjustments on loans held for sale, interest rate swaps, or bank owned life insurance, less noninterest expense excluding any goodwill impairment charges, credit writedowns, fair-value adjustments, and special assessments.
Citizens believes that PTPP is a useful financial measure as it enables investors and others to assess its ability to generate capital to cover credit losses and other credit-related and/or impairment charges. Presenting PTPP provides investors with the ability to better understand Citizens’ underlying trends separate from the direct volatility of credit-related and/or impairment charges by allowing investors to measure a bank’s underlying performance without the differing geographic and market specific economic pressures on its loan and securities portfolios. By excluding items that are acutely sensitive to changes in the market and the economic cycle, PTPP permits period to period comparisons of results on a more consistent basis. The “Credit Quality” section of this earnings release isolates the challenges and issues related to the credit quality of Citizens’ loan portfolio and their impact on Citizens’ earnings as reflected in the provision for loan losses. Additionally, a portion of the compensation awarded to Citizens’ Named Executive Officers and certain other employees for their performance in 2009 and 2010 is measured against a PTPP benchmark as Citizens believes that PTPP is a key value driver for its business and a particularly valuable measure during challenging credit cycles.

Net Interest Margin and Efficiency Ratio
In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio. Citizens believes the presentation of net interest margin on a taxable equivalent basis using a 35% effective tax rate allows comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments. See the Selected Quarterly Information Table, the Non-GAAP Reconciliation Table, and the Average Balances, Yields and Rates Table later in this release for additional information.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana with 218 offices and 255 ATMs. Citizens is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 47th largest bank holding company headquartered in the United States. More information about Citizens is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including without limitation, statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements regarding Citizens’ future financial and operating results, plans, objectives, expectations and intentions, are forward-looking statements that involve risks and uncertainties, many of which are beyond Citizens’ control or are subject to change. No forward-looking statement is a guarantee of future performance and actual results could differ materially. Factors that could cause or contribute to such differences include the risks and uncertainties detailed elsewhere in this release and from time to time in Citizens’ Form 10-K and Form 10-Q filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows, financial position and prospects. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	June 30,	March 31,	June 30,
(in thousands)	2010	2010	2009

Assets
Cash and due from banks	$148,084	$148,161	$158,573
Money market investments	621,071	760,746	544,573
Investment securities:
Securities available for sale, at fair value	2,071,208	2,057,599	2,027,607
Securities held to maturity, at amortized cost (fair value of $115,832, $115,484 and $114,295, respectively)	112,734	113,259	114,248

Total investment securities	2,183,942	2,170,858	2,141,855
FHLB and Federal Reserve stock	157,304	155,084	155,084
Portfolio loans:
Commercial and industrial	1,686,769	1,824,801	2,145,481
Commercial real estate	2,646,241	2,768,299	2,905,795

Total commercial	4,333,010	4,593,100	5,051,276
Residential mortgage	858,920	877,201	1,132,236
Direct consumer	1,132,147	1,174,726	1,310,248
Indirect consumer	814,038	794,183	808,311

Total portfolio loans	7,138,115	7,439,210	8,302,071
Less: Allowance for loan losses	(321,841)	(322,377)	(330,217)

Net portfolio loans	6,816,274	7,116,833	7,971,854
Loans held for sale	57,245	107,772	77,084
Premises and equipment	107,405	108,680	114,742
Goodwill	318,150	318,150	318,150
Other intangible assets	12,214	13,247	17,425
Bank owned life insurance	217,113	216,179	219,290
Other assets	195,073	212,115	212,179
Assets of discontinued operations	—	324,097	357,539

Total assets	$10,833,875	$11,651,922	$12,288,348

Liabilities
Noninterest-bearing deposits	$1,269,905	$1,239,352	$1,193,870
Interest-bearing demand deposits	998,676	1,057,094	928,221
Savings deposits	2,526,972	2,533,002	2,563,638
Time deposits	3,426,769	3,651,750	3,840,817

Total deposits	8,222,322	8,481,198	8,526,546
Federal funds purchased and securities sold under agreements to repurchase	30,082	30,209	35,745
Other short-term borrowings	700	2,920	13,829
Other liabilities	151,880	133,893	150,680
Long-term debt	1,211,147	1,337,746	1,936,173
Liabilities of discontinued operations	—	421,562	400,223

Total liabilities	9,616,131	10,407,528	11,063,196
Shareholders’ Equity
Preferred stock — no par value	275,084	273,522	269,013
Common stock — no par value	1,430,877	1,430,273	1,215,021
Retained deficit	(498,621)	(453,910)	(231,503)
Accumulated other comprehensive income (loss)	10,404	(5,491)	(27,379)

Total shareholders’ equity	1,217,744	1,244,394	1,225,152

Total liabilities and shareholders’ equity	$10,833,875	$11,651,922	$12,288,348

Consolidated Statements of Operations (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2010	2009	2010	2009
Interest Income
Interest and fees on loans	$100,980	$112,684	$202,722	$229,969
Interest and dividends on investment securities:
Taxable	18,600	18,398	36,861	38,690
Tax-exempt	3,932	6,407	9,217	13,043
Dividends on FHLB and Federal Reserve stock	1,026	519	2,028	1,879
Money market investments	407	316	831	574

Total interest income	124,945	138,324	251,659	284,155

Interest Expense
Deposits	25,910	40,051	55,421	84,816
Short-term borrowings	17	47	41	131
Long-term debt	14,432	24,183	30,422	49,684

Total interest expense	40,359	64,281	85,884	134,631

Net Interest Income	84,586	74,043	165,775	149,524
Provision for loan losses	70,614	98,935	171,969	162,420

Net interest income after provision for loan losses	13,972	(24,892)	(6,194)	(12,896)

Noninterest Income
Service charges on deposit accounts	9,971	10,399	19,655	20,255
Trust fees	3,836	3,402	7,631	6,720
Mortgage and other loan income	2,198	3,612	4,787	6,655
Brokerage and investment fees	1,322	1,365	2,255	2,660
ATM network user fees	1,771	1,578	3,368	2,963
Bankcard fees	2,266	2,029	4,273	3,863
Losses on loans held for sale	(8,405)	(4,350)	(16,107)	(10,502)
Investment securities gains	8,051	5	14,067	5
Other income	1,272	1,858	4,746	5,544

Total noninterest income	22,282	19,898	44,675	38,163

Noninterest Expense
Salaries and employee benefits	31,403	34,953	61,350	67,983
Occupancy	6,139	6,529	13,600	14,121
Professional services	2,615	2,760	4,868	5,853
Equipment	2,979	2,983	6,051	5,767
Data processing services	4,767	4,265	9,396	8,459
Advertising and public relations	2,116	2,266	3,413	3,684
Postage and delivery	1,295	1,451	2,309	2,942
Other loan expenses	4,551	6,789	10,525	12,651
Other real estate (ORE) expenses	4,578	4,418	12,531	12,783
Intangible asset amortization	1,034	1,952	2,164	3,989
Goodwill impairment	—	256,272	—	256,272
Other expense	15,533	18,610	28,906	27,800

Total noninterest expense	77,010	343,248	155,113	422,304

Loss from Continuing Operations Before Income Taxes	(40,756)	(348,242)	(116,632)	(397,037)
Income tax provision (benefit) from continuing operations	3,700	(11,326)	3,847	(14,579)

Loss from Continuing Operations	(44,456)	(336,916)	(120,479)	(382,458)
Discontinued Operations:
Income (loss) from discontinued operations (net of income tax)	5,151	(10,497)	(3,822)	(10,104)

Net Loss	(39,305)	(347,413)	(124,301)	(392,562)
Dividend on redeemable preferred stock	(5,406)	(5,196)	(10,688)	(9,299)

Net Loss Attributable to Common Shareholders	$(44,711)	$(352,609)	$(134,989)	$(401,861)

Earnings Per Share from Continuing Operations
Basic	$(0.12)	$(2.73)	$(0.33)	$(3.12)
Diluted	(0.12)	(2.73)	(0.33)	(3.12)

Earnings Per Share from Discontinued Operations
Basic	$0.01	$(0.08)	$(0.01)	$(0.08)
Diluted	0.01	(0.08)	(0.01)	(0.08)
Net Loss Per Common Share:
Basic	$(0.11)	$(2.81)	$(0.34)	$(3.20)
Diluted	(0.11)	(2.81)	(0.34)	(3.20)

Average Common Shares Outstanding:
Basic	393,815	125,459	393,797	125,430
Diluted	393,815	125,459	393,797	125,430
See notes to consolidated financial statements.

Selected Quarterly Information (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009

Summary of Operations (thousands)
Net interest income	$84,586	$81,189	$81,913	$79,012	$74,043
Provision for loan losses	70,614	101,355	84,007	77,393	98,935
Noninterest income (1)	22,282	22,393	14,274	10,696	19,898
Noninterest expense (2)	77,010	78,103	81,369	81,466	343,248
Income tax provision (benefit) from continuing operations	3,700	147	(3,307)	(11,747)	(11,326)
Net loss from continuing operations	(44,456)	(76,023)	(65,883)	(57,403)	(336,916)
Discontinued operations (net of income tax)	5,151	(8,973)	1,155	480	(10,497)
Net loss	(39,305)	(84,996)	(64,729)	(56,923)	(347,413)
Net loss attributable to common shareholders (3)	(44,711)	(90,278)	(69,981)	(62,147)	(352,609)
Taxable equivalent adjustment, continuing operations	2,605	3,357	3,721	3,745	3,997
Taxable equivalent adjustment, combined	2,656	3,556	3,932	3,961	4,220

Per Common Share Data
Net loss from continuing operations:
Basic	$(0.12)	$(0.21)	$(0.18)	$(0.49)	$(2.73)
Diluted	(0.12)	(0.21)	(0.18)	(0.49)	(2.73)
Discontinued operations:
Basic	$0.01	$(0.02)	$0.00	$0.01	$(0.08)
Diluted	0.01	(0.02)	0.00	0.01	(0.08)
Net loss:
Basic	$(0.11)	$(0.23)	$(0.18)	$(0.48)	$(2.81)
Diluted	(0.11)	(0.23)	(0.18)	(0.48)	(2.81)
Common book value	2.37	2.46	2.69	2.87	7.57
Tangible book value	2.23	2.28	2.50	2.68	6.95
Tangible common book value	1.54	1.59	1.81	1.99	4.82
Shares outstanding, end of period (000)	397,059	394,392	394,397	394,470	126,258

At Period End, Continuing Operations (millions)
Assets	$10,834	$11,328	$11,596	$11,717	$11,931
Earning assets	10,098	10,595	10,864	10,964	11,207
Portfolio loans	7,138	7,439	7,788	8,097	8,302
Allowance for loan losses	322	322	339	336	330
Deposits	8,222	8,481	8,501	8,389	8,527
Shareholders’ equity	1,218	1,244	1,331	1,403	1,225

At Period End, Combined (millions)
Assets	$10,834	$11,652	$11,932	$12,072	$12,288
Earning assets	10,098	10,890	11,169	11,284	11,534
Portfolio loans	7,138	7,543	7,906	8,217	8,426
Allowance for loan losses	322	326	342	340	333
Deposits	8,222	8,892	8,909	8,792	8,913
Shareholders’ equity	1,218	1,244	1,331	1,403	1,225

Average for the Quarter, Continuing Operations (millions)
Assets	$11,156	$11,575	$11,616	$11,773	$12,407
Earning assets	10,432	10,839	10,874	11,041	11,387
Portfolio loans	7,318	7,654	7,964	8,191	8,478
Allowance for loan losses	322	336	337	331	289
Deposits	8,431	8,544	8,353	8,392	8,590
Shareholders’ equity	1,239	1,323	1,392	1,228	1,557

Average for the Quarter, Combined (millions)
Assets	$11,267	$11,903	$11,966	$12,129	$12,774
Earning assets	10,535	11,135	11,190	11,365	11,711
Portfolio loans	7,344	7,768	8,084	8,311	8,604
Allowance for loan losses	323	339	340	334	292
Deposits	8,535	8,947	8,762	8,786	8,995
Shareholders’ equity	1,239	1,323	1,392	1,228	1,557

Financial Ratios, Continuing Operations (annualized)
Return on average assets	(1.60)%	(2.66)%	(2.25)%	(1.93)%	(10.89)%
Return on average shareholders’ equity	(14.40)	(23.30)	(18.77)	(18.55)	(86.80)
Average shareholders’ equity / average assets	11.10	11.43	11.99	10.43	12.55
Net interest margin (FTE) (4)	3.35	3.14	3.13	2.99	2.75
Efficiency ratio (non-GAAP) (5)	70.35	73.03	81.45	87.17	88.81
Allowance for loan losses as a percent of portfolio loans	4.51	4.33	4.35	4.15	3.98
Allowance for loan losses as a percent of nonperforming loans	83.67	77.94	71.43	67.16	66.80
Allowance for loan losses as a percent of nonperforming assets	68.11	57.96	57.05	55.40	54.75
Nonperforming loans as a percent of portfolio loans	5.39	5.56	6.09	6.18	5.95
Nonperforming assets as a percent of portfolio loans plus ORAA	6.58	7.43	7.58	7.44	7.22
Nonperforming assets as a percent of total assets	4.36	4.91	5.12	5.18	5.05
Net loans charged off as a percent of average portfolio loans (annualized)	3.90	6.25	4.05	3.46	2.30

Financial Ratios, Combined (annualized)
Return on average assets	(1.40)%	(2.90)%	(2.15)%	(1.86)%	(10.91)%
Return on average shareholders’ equity	(12.73)	(26.05)	(18.44)	(18.40)	(89.50)
Average shareholders’ equity / average assets	10.99	11.11	11.64	10.12	12.19
Net interest margin (FTE) (4)	3.34	3.14	3.13	2.97	2.73
Efficiency ratio (non-GAAP) (5)	66.78	79.87	80.58	86.48	88.26
Allowance for loan losses as a percent of portfolio loans	4.51	4.32	4.33	4.13	3.96
Allowance for loan losses as a percent of nonperforming loans	83.67	78.61	72.01	67.74	67.25
Allowance for loan losses as a percent of nonperforming assets	68.11	58.48	57.54	55.87	55.13
Nonperforming loans as a percent of portfolio loans	5.39	5.49	6.01	6.10	5.88
Nonperforming assets as a percent of portfolio loans plus ORAA	6.58	7.34	7.48	7.34	7.13
Nonperforming assets as a percent of total assets	4.36	4.78	4.99	5.04	4.92
Net loans charged off as a percent of average portfolio loans (annualized)	3.89	6.16	4.00	3.41	2.30
Leverage ratio	8.68	8.47	9.21	9.63	8.68
Tier 1 capital ratio	12.74	12.12	12.52	12.83	11.81
Total capital ratio	14.12	13.49	13.93	14.23	13.91

(1)	Noninterest income includes a gain on investment securities of $8.1 million and $6.0 million in the first and second quarter of 2010, respectively and a net loss on debt extinguishment of $15.9 million in the third quarter of 2009.

(2)	Noninterest expense includes a goodwill impairment charge of $256.3 million in the second quarter of 2009.

(3)	Net loss attributable to common shareholders includes the following non-cash items: $5.4 million and $5.3 million dividend to preferred shareholders in the first and second quarter of 2010, respectively and $5.2 million in the fourth, third and second quarters of 2009.

(4)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(5)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: (Noninterest expense — Goodwill impairment)/(Net interest income + taxable equivalent adjustment + Total fees and other income).

Non-GAAP Reconciliation (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands)	2010	2010	2009	2009	2009
Efficiency Ratio — Continuing Operations
Net interest income (A)	$84,586	$81,189	$81,913	$79,012	$74,043
Taxable equivalent adjustment (B)	2,605	3,357	3,721	3,745	3,997
Noninterest income (C)	22,282	22,393	14,274	10,696	19,898
Noninterest expense (D)	77,010	78,103	81,369	81,466	343,248
Goodwill impairment (E)	—	—	—	—	256,272
Efficiency ratio: (D-E)/(A+B+C)	70.35%	73.03%	81.45%	87.17%	88.81%

Efficiency Ratio — Combined Operations
Net interest income (A)	$85,115	$83,224	$83,935	$80,885	$75,601
Taxable equivalent adjustment (B)	2,656	3,556	3,932	3,961	4,220
Noninterest income (C)	28,275	13,142	15,381	11,842	20,966
Noninterest expense (D)	77,492	79,811	83,197	83,614	355,433
Goodwill impairment (E)	—	—	—	—	266,474
Efficiency ratio: (D-E)/(A+B+C)	66.78%	79.87%	80.58%	86.48%	88.26%

Ending Balances — Combined Operations (in millions)
Tangible Common Equity to Tangible Assets
Total assets	$10,834	$11,652	$11,932	$12,072	$12,288
Goodwill(1)	(318)	(331)	(331)	(331)	(331)
Other intangible assets	(12)	(13)	(14)	(16)	(17)

Tangible assets (non-GAAP)	$10,504	$11,308	$11,587	$11,725	$11,940

Total shareholders’ equity	$1,218	$1,244	$1,331	$1,403	$1,225
Goodwill(1)	(318)	(331)	(331)	(331)	(331)
Other intangible assets	(12)	(13)	(14)	(16)	(17)

Tangible equity (non-GAAP)	$888	$900	$986	$1,056	$877

Tangible equity	$888	$900	$986	$1,056	$877
Preferred stock	(275)	(274)	(272)	(270)	(269)

Tangible common equity (non-GAAP)	$613	$626	$714	$786	$608

Tier 1 Common Equity
Total shareholders’ equity	$1,218	$1,244	$1,331	$1,403	$1,225
Qualifying capital securities	74	74	74	74	175
Goodwill(1)	(318)	(331)	(331)	(331)	(331)
Accumulated other comprehensive (income) loss	(10)	6	7	3	27
Other intangible assets	(12)	(13)	(14)	(16)	(17)

Tier 1 capital (regulatory)	$952	$980	$1,067	$1,133	$1,079

Tier 1 capital (regulatory)	$952	$980	$1,067	$1,133	$1,079
Qualifying capital securities	(74)	(74)	(74)	(74)	(175)
Preferred stock	(275)	(274)	(272)	(270)	(269)

Total Tier 1 common equity (non-GAAP)	$603	$632	$721	$789	$635

Net risk-weighted assets (regulatory)	$7,460	$8,083	$8,541	$8,835	$9,138

Equity to assets	11.24%	10.68%	11.16%	11.63%	9.97%
Tangible equity to tangible assets	8.45	7.96	8.51	9.01	7.34
Tier 1 common equity	8.07	7.82	8.47	8.94	6.95
Tangible common equity to tangible assets	5.83	5.54	6.16	6.71	5.09

(1)	Goodwill represents goodwill for Continuing Operations, as shown on the balance sheet, and goodwill for Discontinued Operations of $12.6 million in the first quarter of 2010, the fourth, third and second quarters of 2009.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(in thousands)	2010	2010	2009	2009	2009
NONINTEREST INCOME:
Service charges on deposit accounts	$9,971	$9,684	$10,826	$11,035	$10,399
Trust fees	3,836	3,795	4,211	3,853	3,402
Mortgage and other loan income	2,198	2,589	2,556	3,182	3,612
Brokerage and investment fees	1,322	933	1,061	1,473	1,365
ATM network user fees	1,771	1,597	1,631	1,689	1,578
Bankcard fees	2,266	2,007	1,879	1,972	2,029
Losses on loans held for sale	(8,405)	(7,702)	(8,724)	(860)	(4,350)
Net loss on debt extinguishment	—	—	—	(15,929)	—
Investment securities gains	8,051	6,016	—	—	5
Other income	1,272	3,474	834	4,281	1,858

TOTAL NONINTEREST INCOME	$22,282	$22,393	$14,274	$10,696	$19,898

NONINTEREST EXPENSE:
Salaries and employee benefits	$31,403	$29,947	$30,012	$37,394	$34,953
Occupancy	6,139	7,461	6,155	6,447	6,529
Professional services	2,615	2,253	2,991	3,033	2,760
Equipment	2,979	3,072	2,988	2,959	2,983
Data processing services	4,767	4,629	4,772	4,461	4,265
Advertising and public relations	2,116	1,297	1,551	1,878	2,266
Postage and delivery	1,295	1,014	1,286	1,297	1,451
Other loan expenses	4,551	5,974	5,631	6,271	6,789
Other real estate (ORE) expenses and losses	4,578	7,953	9,370	5,548	4,418
Intangible asset amortization	1,034	1,130	1,173	1,874	1,952
Goodwill impairment	—	—	—	—	256,272
Other expense	15,533	13,373	15,440	10,304	18,610

TOTAL NONINTEREST EXPENSE	$77,010	$78,103	$81,369	$81,466	$343,248

Average Balances, Yields and Rates

	Three Months Ended
	June 30, 2010		March 31, 2010		June 30, 2009
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$654,502	0.25%	$696,016	0.25%	$506,755	0.25%
Investment securities:
Taxable	1,856,490	4.01	1,756,812	4.16	1,567,411	4.70
Tax-exempt	351,717	6.88	492,968	6.60	597,010	6.60
FHLB and Federal Reserve stock	156,597	2.62	155,084	2.61	153,189	1.36
Portfolio loans
Commercial and industrial	1,775,054	4.93	1,874,944	4.87	2,248,057	4.51
Commercial real estate	2,722,843	5.29	2,791,395	5.24	2,926,653	5.36
Residential mortgage	865,732	5.66	988,859	4.78	1,164,468	4.94
Direct consumer	1,153,278	6.09	1,201,799	6.05	1,335,643	6.06
Indirect consumer	801,556	6.81	797,482	6.87	803,532	6.76

Total portfolio loans	7,318,463	5.54	7,654,479	5.39	8,478,353	5.32
Loans held for sale	94,381	1.47	83,972	1.90	83,921	3.62

Total earning assets	10,432,150	4.90	10,839,331	4.85	11,386,639	5.01
Nonearning Assets
Cash and due from banks	143,924		209,126		152,299
Bank premises and equipment	107,874		109,696		115,633
Investment security fair value adjustment	45,580		42,462		11,202
Other nonearning assets	748,626		710,158		1,030,040
Assets of discontinued operations	110,881		328,378		366,798
Allowance for loan losses	(321,976)		(335,970)		(288,694)

Total assets	$11,267,059		$11,903,181		$12,773,917

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand deposits	$1,044,580	0.28%	$1,075,943	0.31%	$878,379	0.46%
Savings deposits	2,533,846	0.66	2,490,158	0.69	2,583,088	0.80
Time deposits	3,566,321	2.36	3,709,529	2.68	3,952,994	3.44
Short-term borrowings	31,897	0.21	36,542	0.27	50,602	0.37
Long-term debt	1,314,991	4.40	1,449,748	4.47	1,998,935	4.85

Total interest-bearing liabilities	8,491,635	1.91	8,761,920	2.11	9,463,998	2.72
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,286,243		1,268,583		1,175,714
Other liabilities	144,354		134,510		160,814
Liabilities of discontinued operations	106,227		415,154		416,523
Shareholders’ equity	1,238,600		1,323,014		1,556,868

Total liabilities and shareholders’ equity	$11,267,059		$11,903,181		$12,773,917

Interest Spread		2.99%		2.74%		2.29%
Contribution of noninterest bearing sources of funds		0.36		0.40		0.46

Net Interest Margin — Continuing Operations		3.35%		3.14%		2.75%

Average Balances, Yields and Rates

	Six Months Ended
	June 30,
	2010		2009
	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$675,144	0.25%	$463,732	0.25%
Investment securities
Taxable	1,806,926	4.08	1,585,011	4.88
Tax-exempt	421,953	6.72	608,062	6.60
FHLB and Federal Reserve stock	155,845	2.62	150,402	2.51
Portfolio loans
Commercial and industrial	1,824,723	4.90	2,337,515	4.57
Commercial real estate	2,756,930	5.27	2,926,740	5.35
Residential mortgage	926,955	5.19	1,194,007	5.22
Direct consumer	1,177,404	6.07	1,361,103	6.07
Indirect consumer	799,530	6.84	806,263	6.76

Total portfolio loans	7,485,542	5.46	8,625,628	5.37
Loans held for sale	89,205	1.67	88,423	2.85

Total earning assets	10,634,615	4.87	11,521,258	5.10
Nonearning Assets
Cash and due from banks	176,345		159,128
Bank premises and equipment	108,780		116,168
Investment security fair value adjustment	44,029		588
Other nonearning assets	729,498		1,042,907
Assets of discontinued operations	219,029		359,660
Allowance for loan losses	(328,934)		(273,454)

Total assets	$11,583,362		$12,926,255

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand deposits	$1,060,175	0.29%	$827,485	0.45%
Savings deposits	2,512,123	0.67	2,550,984	0.86
Time deposits	3,637,529	2.52	4,125,170	3.52
Short-term borrowings	34,207	0.24	55,197	0.48
Long-term debt	1,381,997	4.44	2,057,629	4.86

Total interest-bearing liabilities	8,626,031	2.01	9,616,465	2.82
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,277,461		1,145,480
Other liabilities	139,459		162,899
Liabilities of discontinued operations	259,837		419,797
Shareholders’ equity	1,280,574		1,581,614

Total liabilities and shareholders’ equity	$11,583,362		$12,926,255

Interest Spread		2.86%		2.28%
Contribution of noninterest bearing sources of funds		0.38		0.47

Net Interest Margin — Continuing Operations		3.24%		2.75%

Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2010	2010	2009	2009	2009

Allowance for loan losses — beginning of period	$322,377	$338,940	$336,271	$330,217	$279,838

Provision for loan losses	70,614	101,355	84,007	77,393	98,935

Charge-offs:
Commercial and industrial	12,341	13,525	24,743	21,141	9,845
Commercial real estate	51,183	15,976	41,096	32,076	31,098

Total commercial	63,524	29,501	65,839	53,217	40,943
Residential mortgage	705	80,729	6,031	9,969	2,160
Direct consumer	5,907	7,528	6,502	6,617	6,678
Indirect consumer	4,028	3,813	6,873	3,812	5,040

Total charge-offs	74,164	121,571	85,245	73,615	54,821

Recoveries:
Commercial and industrial	937	669	2,231	995	3,023
Commercial real estate	829	1,319	656	204	2,316

Total commercial	1,766	1,988	2,887	1,199	5,339
Residential mortgage	80	583	21	5	4
Direct consumer	386	453	409	482	317
Indirect consumer	782	629	590	590	605

Total recoveries	3,014	3,653	3,907	2,276	6,265

Net charge-offs	71,150	117,918	81,338	71,339	48,556

Allowance for loan losses — end of period	$321,841	$322,377	$338,940	$336,271	$330,217

Reserve for loan commitments — end of period	$2,522	$2,624	$3,118	$3,462	$3,902